Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

2Q2013 RESULTS

30% Increase in Year-over-Year 2Q Product Revenue

26% Increase in Year-over-Year 2Q XIFAXAN® 550 mg Prescriptions

45% Increase in Year-over-Year 2Q APRISO® Prescriptions

48% Increase in Year-over-Year 2Q RELISTOR® Prescriptions

FDA to Hold Advisory Committee Meeting to Review Relistor sNDA for

Opioid-Induced Constipation in Patients with Chronic Pain

Worldwide Rights to Olon’s Intellectual Property Relating to Amorphous Rifaximin Acquired

Statistically Significant Results Achieved in Two Phase 3 Studies for Budesonide Foam in the Treatment of Active to Moderate Ulcerative Proctitis or Ulcerative Proctosigmoiditis

FULYZAQ™ Launched for Symptomatic Relief of Diarrhea in Patients with HIV/AIDS on Anti-Retroviral Therapy

Initiation of Phase 2 Study for SSD Rifaximin for the Prevention of Complications in Patients with Liver Cirrhosis

RALEIGH, NC, August 8, 2013 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the second quarter ended June 30, 2013 and other business updates. Total product revenue was $235.4 million for the second quarter of 2013, a 30% increase compared to $181.0 million for the second quarter of 2012. Total product revenue for the first six months of 2013 was $438.0 million, a 24% increase compared to $352.1 million for the first six months of 2012. XIFAXAN® revenue for the second quarter of 2013 was $150.6 million, a 29% increase compared to $116.7 million for the second quarter of 2012. XIFAXAN revenue for the first six months of 2013 was $303.9 million, a

32% increase compared to $229.6 million for the first six months of 2012. APRISO® revenue for the second quarter of 2013 was $39.2 million, an 80% increase compared to $21.8 million for the second quarter of 2012. APRISO revenue for the first six months of 2013 was $53.4 million, a 45% increase compared to $36.9 million for the first six months of 2012. The following table provides more detail of net product revenues.

In millions	Net Product Revenues
	Three months ended June 30, 2013	Six months ended June 30, 2013

XIFAXAN	$150.6	$303.9

APRISO	39.2	53.4

RELISTOR	8.5	16.1

MOVIPREP/OSMOPREP	20.8	34.8

SOLESTA	1.5	2.7

DEFLUX	5.9	12.5

Total cost of products sold was $46.5 million for the second quarter of 2013 and $79.6 million for the first six months of 2013, compared to $33.3 million for the second quarter and $67.4 million for the first six months of 2012. Gross margin on total product revenue, excluding $11.2 million and $11.3 million in amortization of product rights and intangible assets for the three-month periods ended June 30, 2013 and 2012, respectively, was 80.3% for the second quarter of 2013 and 81.8% for the first six months of 2013, compared to 81.6% for the second quarter of 2012 and 80.8% for the first six months of 2012. Gross margin fluctuates from quarter to quarter due to product mix. During the second quarter of 2013, higher than anticipated sales of APRISO, combined with APRISO’s lower gross margin, as compared to XIFAXAN, resulted in a decrease in gross margin on total product revenue compared to the first quarter of 2013, with first quarter gross margin of 83.7% compared to second quarter gross margin of 80.3%. Based on the change in product mix as described above, we now believe gross margin on total product revenue for 2013 should be approximately 82%. Research and development expenses were $45.2 million for the second quarter of 2013 and $75.5 million for the first six months of 2013, compared to $27.2 million and $53.9 million, respectively, for the prior year periods. The increase in research and development expenses for the second quarter of 2013 compared to the second quarter of 2012 was due primarily to the payment for worldwide rights to Olon’s intellectual property relating to amorphous rifaximin and costs associated with the XIFAXAN retreatment study. Selling, general and administrative expenses were $80.3 million for the second quarter of 2013 and $156.6 million for the first six months of 2013, compared to $65.3 million and $125.7 million, respectively, for the prior year periods. The increase in selling, general and administrative expenses for the second quarter of 2013 compared to the second quarter of 2012 is due primarily to increased personnel costs, marketing expenses related to the launch of new products and increased legal expenses. The $2.1 million change in acquisition-related contingent consideration during the three-month period ended June 30, 2013 was a result of the reduction of the discount period due to the passage of time.

The Company reported GAAP net income of $21.0 million, or $0.32 per share, fully diluted, for the second quarter of 2013 and $43.4 million, or $0.68 per share, fully diluted, for the-six month period ended June 30, 2013.

For the three-month period ended June 30, 2013, earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, excluding the payment to Olon in May 2013, the noncash change in acquisition-related contingent consideration and noncash loss on extinguishment of debt (EBITDA) was $82.2 million, and non-GAAP net income was $49.6 million, or $0.76 per share, fully diluted. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. For the three-month period ended June 30, 2013, adjusted non-GAAP net income with income taxes provided on a cash basis was $56.7 million, or $0.87 per share, fully diluted. Our guidance, issued in May 2013, for second quarter 2013 assumed a fully-diluted share count of 63.8 million shares. Based on the increase in our stock price, the actual fully-diluted share count for the second quarter was 64.9 million shares. This increase in share count resulted in a decrease of fully-diluted earnings per share of approximately $0.02 for the period. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies. The following table reconciles actual results and future guidance for these non-GAAP measures to the most closely related GAAP measures.

In millions	Actual		Actual		Guidance
	Three Months Ended		Six Months Ended
					Three Months Ended Sept 30, 2013	Year Ended Dec 31, 2013
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

GAAP Net Income	$21.0	$20.1	$43.4	$30.1	$47.2	$135.3
Adjustments:
Olon payment	10.0	—	10.0	—	—	10.0
Amortization	11.2	11.3	22.3	22.7	11.2	44.7
Depreciation and stock-based compensation expense	8.8	7.0	15.6	12.7	8.8	33.2
Change in acquisition-related contingent consideration	2.1	—	4.6	—	—	4.6
Interest expense	15.5	15.1	30.8	23.9	15.6	61.9
Loss on extinguishment of debt	—	—	—	14.4	—	—
Interest and other income	(0.6)	(6.2)	(0.6)	(10.1)	(1.0)	(2.6)
Income tax expense	14.2	15.0	25.8	24.1	12.8	65.9

EBITDA	$82.2	$62.3	$151.9	$117.8	$94.6	$353.0
Adjustments:
Cash interest expense	(5.1)	(5.4)	(10.3)	(9.0)	(5.1)	(20.5)
Interest and other income	0.6	0.6	0.6	0.8	1.0	2.6
Adjusted income tax expense	(28.1)	(21.5)	(52.6)	(42.8)	(33.5)	(124.0)

Non-GAAP Net Income	$49.6	$36.0	$89.6	$66.8	$57.0	$211.1

Non-GAAP Net Income per share, fully diluted	$0.76	$0.57	$1.40	$1.04	$0.84	$3.20

Fully diluted weighted average shares	64.9	63.7	64.2	64.1	68.0	66.0

Cash and cash equivalents were $818.0 million as of June 30, 2013.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the second quarter of 2013. During the quarter our XIFAXAN 550 mg prescription business demonstrated impressive growth of 26% compared to the second quarter of 2012. APRISO also demonstrated strong prescription year-over-year growth of 45% for the second quarter of 2013 compared to the second quarter of 2012. RELISTOR® prescriptions increased 48% year-over-year for the second quarter of 2013 compared to the second quarter of 2012.

“During the second half of 2013 we anticipate APRISO sales should be higher than originally forecast and FULYZAQ and SOLESTA sales should be lower than originally forecast. We expect these changes in product mix for the remainder of 2013 will not have an impact on total company revenue guidance for 2013 but will have a minor impact on EBITDA and non-GAAP income guidance for the full year 2013. We continue to believe total Company revenue for 2013 will be approximately $920 million, representing 25% growth over 2012 revenue. Based on the higher than anticipated contribution of APRISO to the product mix, we now believe we will be able to generate EBITDA for 2013 of approximately $353.0 million, representing 37% growth over 2012 EBITDA. Non-GAAP net income for 2013 should be approximately $211.1 million, or $3.20 per share, fully diluted for the full year ending December 31, 2013. For the full year ending December 31, 2013, non-GAAP net income with income taxes provided on a cash basis should be approximately $243.1 million, or $3.68 per share, fully diluted. Our guidance, issued in May 2013, for the full year 2013 assumed a fully-diluted share count of 63.8 million shares. Based on the increase in our stock price, our current estimate of fully-diluted share count for the full year 2013 is 66.0 million shares. This increase in share count resulted in a decrease of our previous fully-diluted earnings per share guidance of approximately $0.11 to $0.13 for the full year 2013.

“The current annualized run rates, based on dollarizing the June 2013 prescription data for XIFAXAN, MOVIPREP®/OSMOPREP®, APRISO, RELISTOR and our “other products”, are approximately $597 million, $93 million, $128 million, $45 million, and $49 million, respectively. Based on the full year 2013 guidance provided above, for the third quarter of 2013 we anticipate total Company product revenue should be approximately $238 million and EBITDA should be approximately $94.6 million. Non-GAAP net income for the third quarter should be approximately $57.0 million, or $0.84 per share, fully diluted. For the three-month period ending September 30, 2013, non-GAAP net income with income taxes provided on a cash basis should be approximately $65.6 million, or $0.97 per share, fully diluted.”

Carolyn Logan, President and Chief Executive Officer, stated, “During the second quarter we made substantial strides in both the commercial and product development areas of our business. XIFAXAN 550 for the treatment of hepatic encephalopathy continues to demonstrate sustained growth and market penetration. Liver disease is a growing burden to the health of our nation, and we are working diligently to ensure that patients suffering from hepatic encephalopathy are readily diagnosed and appropriately treated in order to lessen the damage caused by this debilitating condition. APRISO, our once-a-day treatment for the maintenance of remission of ulcerative colitis, is benefitting from changes in the marketplace. Since the beginning of 2013 APRISO’s share of the branded 5-ASA market for ulcerative colitis has increased over 35% and the product currently holds approximately 12% share. During the quarter our HIV therapeutic specialists and Futura specialty sales force continued our launch efforts for FULYZAQ for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy. Early reports from physicians are indicating that HIV/AIDS patients receiving anti-retroviral therapy who are treated with FULYZAQ are experiencing relief from debilitating diarrhea. Additionally, numerous state AIDS Drug Assistance Programs (ADAPs) have added FULYZAQ to their formularies. We look forward to leveraging our expertise in gastrointestinal medicine in order to effectively deliver this much-needed treatment to patients.

“In June the FDA informed Salix that it would seek input from an Advisory Committee prior to answering the Company’s formal appeal to a complete response received on our Supplemental New Drug Application (sNDA) for RELISTOR for opioid-induced constipation, or OIC, in patients with chronic pain. The FDA took this action in response to our appeal of the complete response action taken by the FDA on July 27, 2012. We remain hopeful by this action that a path forward can lead to the expansion of the use of this new and alternative therapy to treat OIC in patients suffering chronic pain. The FDA has stated that it will take action under the appeal within 30 days after receiving input from the Advisory Committee. The FDA has communicated that it believes more details regarding the meeting, including a tentative date for the meeting, may be provided to the Company within the next month.

“During the second quarter we made significant advances to further protect and expand our rifaximin franchise. In May we acquired from Olon S.p.A., formerly Solmag, a pending patent application claiming amorphous rifaximin and an issued patent that Olon recently obtained from Apotex claiming amorphous rifaximin, together with related intellectual property rights. Additionally, Olon granted Salix the exclusive worldwide right under Olon’s intellectual property rights to amorphous rifaximin. This acquisition is one of several strategic agreements the Company has executed in the past three years to further enhance our rifaximin intellectual property position.

“Progress continued during the second quarter with respect to TARGET 3 - our Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID, or three times daily, for 14 days in subjects with irritable bowel syndrome with diarrhea, or IBS-D, who responded to an initial treatment course with rifaximin 550 mg TID for 14 days. We are continuing to enroll subjects into the double-blind retreatment phase of the study and anticipate securing a FDA decision regarding approvability during mid-2014.

“We continued discussions with the FDA during the second quarter regarding the design of the Phase 3 trial of extended intestinal release, or EIR, rifaximin, and we anticipate initiating patient enrollment in two Phase 3 trials during the second half of 2013 with the goal of securing FDA approval to market EIR rifaximin for the treatment of Crohn’s disease.

“In June we initiated patient enrollment in our Phase 2, double-blind, placebo-controlled, dose-ranging study of rifaximin soluble solid dispersion, or SSD, tablets for the prevention of complications of early decompensated liver cirrhosis. Rifaximin SSD, formerly referred to as “next generation rifaximin” was formulated to maximize both the dosing efficiency as well as the efficacy of rifaximin.

“In May we announced statistically significant results for budesonide foam in the treatment of active mild to moderate ulcerative proctitis or ulcerative proctosigmoiditis in two Phase 3 studies. In July the Company held a Pre-NDA meeting with the FDA. Based on the discussion at the meeting, the Company plans for an NDA submission by year end.

“Salix is built on a tremendous history of success – including the approval of nine New Drug Applications, the acquisition/licensing of 16 products and the establishment of a top-ranked specialty sales force since 2000. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. Additionally, the Company continues to actively pursue additional product and acquisition opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date, and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 4:30 p.m. ET, on Thursday, August 8, 2013. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 312-3049 (U.S. and Canada) or (719) 325-2417 (international). The participant passcode for the call is 760426. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457- 0820 (international). The access code for the replay is 6011552.

About XIFAXAN® (rifaximin) 550 mg tablets

Indication for XIFAXAN® 550 mg

XIFAXAN 550 mg is a rifamycin antibacterial indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age.

Important Safety Information for XIFAXAN® 550 mg

XIFAXAN (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is not available for sale outside the U.S.

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

About RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

Indication for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

Important Safety Information for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, and colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

Use of RELISTOR has not been studied in patients with peritoneal catheters.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

RELISTOR is under license to Salix Pharmaceuticals from Progenics Pharmaceuticals.

About FULYZAQ™ (crofelemer) delayed-release tablets

Indication for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ is an anti-diarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy.

Important Safety Information for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ™ (crofelemer) delayed-release tablets should not be used for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting FULYZAQ. If infectious etiologies are not considered, and FULYZAQ is initiated based on a presumptive diagnosis of noninfectious diarrhea, then there is a risk that patients with infectious etiologies will not receive the appropriate treatments, and their disease may worsen.

Based on animal data, FULYZAQ may cause fetal harm. Safety and effectiveness of FULYZAQ have not been established in patients less than 18 years of age.

In clinical studies, the most common adverse reactions (occurring in >3% of patients and at a rate greater than placebo) were upper respiratory tract infection, bronchitis, cough, flatulence, and increased bilirubin.

Salix obtained rights to crofelemer from Napo Pharmaceuticals, Inc.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, GIAZO™ (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ™ (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (Chlorothiazide) Oral Suspension, AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, RELISTOR® , LUMACAN™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of our marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$235,441	$181,006	$438,042	$352,139

Costs and Expenses:
Cost of products sold	46,489	33,257	79,561	67,447
Amortization of product rights and intangible assets	11,162	11,344	22,329	22,689
Research and development	45,220	27,157	75,536	53,858
Selling, general and administrative	80,328	65,279	156,600	125,723
Change in acquisition-related contingent consideration	2,100	—	4,600	—

Total costs and expenses	185,299	137,037	338,626	269,717

Income from operations	50,142	43,969	99,416	82,422
Loss on extinguishment of debt	—	—	—	(14,369)
Interest expense	(15,459)	(15,085)	(30,788)	(23,899)
Interest and other income	622	6,237	636	10,130

Income before income tax	35,305	35,121	69,264	54,284
Income tax expense	14,305	14,987	25,823	24,197

Net Income	$21,000	$20,134	$43,441	$30,087

Income per share, basic	$0.34	$0.35	$0.71	$0.51

Income per share, diluted	$0.32	$0.32	$0.68	$0.47

Shares used in computing net income per share, basic	61,322	58,116	61,234	58,630

Shares used in computing net income per share, diluted	64,909	63,654	64,253	64,059

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$817,982	$751,006
Accounts receivable, net	282,767	268,239
Inventory	105,014	90,533
Other assets	769,710	765,006

Total Assets	$1,975,473	$1,874,784

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,356,055	$1,314,283

Total liabilities	1,356,055	1,314,283

Common stock	61	61
Additional paid-in-capital	647,365	631,364
Other comprehensive loss	(69)	456
Accumulated deficit	(27,939)	(71,380)

Total stockholders’ equity	619,418	560,501

Total Liabilities and Stockholders’ Equity	$1,975,473	$1,874,784